Exhibit 10.8
FIRST AMENDMENT TO LEASE
This First Amendment to Lease (this “First Amendment”) is entered into effective as of April 18, 2005 (the “Effective Date”) by and between Hub Properties Trust, a Maryland real estate investment trust (“Landlord”), and DIGITALGLOBE, INC., a Delaware corporation (“Tenant”).
R E C I T A L S
A. K/B Fund IV, a Delaware general partnership (“K/B”) and Tenant entered into that certain Lease dated on or about March 19, 2004 (the “Lease”), whereby Landlord leased to Tenant and Tenant leased from Landlord certain real property and improvements as described more particularly in the Lease.
B. Landlord succeeded to the interest of K/B under the Lease.
C. Landlord and Tenant desire to modify the Lease as provided herein.
D. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease. The term “Lease” as used in the Lease and in this First Amendment shall mean the Lease as amended by this First Amendment.
A G R E E M E N T
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. Deletion of Contract Lien Provision. Paragraph 16(c) of the Lease is hereby amended by deleting the text therein in its entirety and inserting “[Intentionally Deleted]” in its place. Notwithstanding anything in the Lease to the contrary, the deletion of Paragraph 16(c) of the Lease is hereby deemed to be effective as of the date Landlord and Tenant originally entered into the Lease.
2. Letter of Credit. Concurrently with the execution of this First Amendment, Tenant shall deliver to Landlord, as collateral for the full and faithful performance by Tenant of all of its obligations under the Lease, an irrevocable and unconditional negotiable letter of credit, substantially in the form attached as Exhibit “A” hereto and made a part hereof, in favor of Landlord in the amount of One Million Two Hundred Fifty-One Thousand Nine Hundred and Four Dollars ($1,251,904.00), and Landlord shall refund the cash security deposit being held under Section 2(c) of the Lease. Item 7 of the Basic Lease Provisions is hereby increased to $1,251,904.00 and Section 2(c) of the Lease shall be amended to add the following to the end thereof:
Tenant shall have the right to post the Security Deposit in the form of a letter of credit (the “Letter of Credit”), which shall (a) be unconditional and irrevocable and otherwise in form and substance reasonably satisfactory to Landlord; (b) permit multiple draws; (c) be issued by a commercial bank reasonably acceptable to Landlord (provided that Landlord hereby approves U.S. Bank); (d) be made payable to, and expressly transferable and assignable at no charge by, Landlord; (e) be payable at sight upon presentment of a sight draft accompanied by a certificate of an officer of Landlord stating either that Tenant is in default under this Lease or that Landlord is otherwise permitted to draw upon such Letter of Credit under the express terms of this Lease, and the amount that Landlord is owed (or is permitted to draw) in connection therewith; and (f) expire not earlier than the ninety

(90) days following the expiration of the term of this Lease, provided however such Letter of Credit may expire one (1) year following date of issuance but in such case Tenant shall deliver a replacement Letter of Credit and subsequent replacement Letters of Credit not less than thirty (30) days prior to the expiration of any existing Letter of Credit so that the original Letter of Credit or a replacement thereof (each of whose expiration date shall be not earlier than one year from issuance) shall be in full force and effect throughout the term of this Lease and for a period of at least ninety (90) days thereafter. Tenant shall maintain the Letter of Credit in the amount of the Security Deposit and shall deliver to Landlord any replacement Letter of Credit not less than thirty (30) days prior to the expiration of the then current Letter of Credit. Notwithstanding anything in this Lease to the contrary, any grace period or cure periods which are otherwise applicable under Paragraph 12(a) hereof, shall not apply to Tenant’s obligation to maintain the Letter of Credit as provided above, and, specifically, if Tenant fails to comply with the requirements of subsection (f) above or if Tenant shall fail to maintain the Letter of Credit in the full amount of the Security Deposit after any draw thereon by Landlord, Landlord shall have the immediate right to draw upon the Letter of Credit in full and hold the proceeds thereof as a cash security deposit. Landlord may use, apply or retain the proceeds of the Letter of Credit to the same extent that Landlord may use, apply or retain any cash security deposit, as set forth herein. Subject to Landlord’s compliance with the terms hereof, Landlord may draw on the Letter of Credit, in whole or in part, at Landlord’s election. If Landlord draws against the Letter of Credit, Tenant shall, within five (5) days after notice from Landlord, provide Landlord with either an additional Letter of Credit in the amount so drawn or an amendment to the existing Letter of Credit restoring the amount thereof to the amount initially provided. Tenant hereby agrees to cooperate promptly, at its expense with Landlord to execute and deliver to Landlord any modifications, amendments and replacements of the Letter of Credit, as Landlord may reasonably request to carry out the terms and conditions hereof.
3. Binding Effect. This First Amendment shall be binding upon the parties hereto and their successors and assigns. The captions and headings in the Lease are for convenience only and shall not be construed as part of the Lease. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.
4. Counterparts. This First Amendment may be executed in counterparts, all of which shall constitute one and the same instrument.
5. Ratification. The Lease, as amended by this First Amendment, is hereby ratified, confirmed and approved and remains in full force and effect.
6. In addition to all other limitations contained in the Lease, as amended hereby, Landlord hereby notifies Tenant that the Declaration of Trust of Hub Properties Trust provides, and Tenant agrees, that no trustee, officer, director, general or limited partner, member, shareholder, beneficiary, employee or agent of Landlord (including any person or entity from time to time engaged to supervise and/or manage the operation of Landlord) shall be held to any liability, jointly or severally, for any debt, claim, demand, judgment, decree, liability or obligation of any kind (in tort, contract or otherwise) of, against or with respect to Landlord or arising out of any action taken or omitted for or on behalf of Landlord.

IN WITNESS WHEREOF, the parties have executed this First Amendment to be effective as of the date first set forth above.
LANDLORD:
HUB PROPERTIES TRUST

By:	/s/ Jennifer B. Clark Jennifer B. Clark
Senior Vice President
TENANT:
DIGITALGLOBE, INC.,
a Delaware corporation

By:	/s/ Bettina Eckerle Name: Bettina Eckerle
Its: General Counsel